Exhibit 23.7
L.L. Bradford & Company, LLC
3441 S Eastern Avenue
Las Vegas, Nevada 89169
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors
Macquarie Infrastructure Company Trust and
Macquarie Infrastructure Company LLC
We consent to the use in this Registration Statement on Form S-3, of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC of our report dated February 11, 2005 with respect to the balance sheet of Eagle Aviation Resources, Ltd. as of December 31, 2004, and related statements of operations, members’ equity, and cash flows for the year then ended.
We also consent to the reference to our firm under the headings “Experts”.
/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Las Vegas, Nevada
October 12, 2006